Exhibit 10(s)

MANAGEMENT SERVICES AGREEMENT

          THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into as of June 20, 2001, by and among VALLEY PARTNERS, INC., a Florida corporation (“Valley”), and MVE, INC., an Ohio corporation (the “Company”), under the following circumstances:

A.

The Company has acquired limited partnership interests in, and may acquire additional limited partnership interests in, limited partnerships and similar investment vehicles (collectively, such limited partnership interests being referred to herein as the “Portfolio” and, individually, as a “Portfolio Fund”).

B.

Certain persons employed by or in a contractual relationship with DPL Inc. and The Dayton Power and Light Company, affiliates of the Company, are currently providing analysis, evaluation, acquisition, monitoring and management services to the Company relating to the Portfolio (the contractual relationship under which such services are being provided being referred to herein as the “Existing Agreement”).  Valley has been formed by certain of the persons who perform such services to engage in the business of providing business and financial management services, investment advisory services, consulting services and financial accounting services and review.

C.

The Company desires that the Services (defined in Section 2 hereof), which are currently being performed under the Existing Agreement, instead be performed by Valley on and after the date of a Change of Control (as defined below) or the earlier sale, disposition or other transfer by the Company to an unaffiliated entity of all or a portion of the Portfolio with respect to that portion of the Portfolio so transferred, and in certain other circumstances, and that the Existing Agreement be terminated as of such date.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby mutually agree as follows:

          1.          Term of Agreement.  This Agreement shall become effective (the “Effective Date”) upon the occurrence of a Change of Control or, if earlier, upon the event of a sale, transfer, or disposition by the Company of all or any portion of the Portfolio to an unaffiliated entity solely with respect to that portion of the Portfolio sold, transferred, or disposed of, and shall continue in full force and effect until such time as no further compensation is due Valley as provided in Section 3 hereof.

          2.          Management Agreement.  The Company hereby engages Valley to provide the following management services (the “Services”) with respect to the Portfolio held by the Company immediately prior to the Effective Date:  monitor the performance of the Portfolio; assist in the ongoing evaluation of the performance of the Portfolio, including review of financial statements of each Portfolio Fund and review of other analyses and reports prepared by the general partners of each Portfolio Fund for distribution to the partners thereof; and act as a liaison between the Company and the issuer/promoters of the Portfolio Funds.

          For purposes of this Agreement, “Change of Control” means any change in control of DPL Inc., an Ohio corporation (“DPL”), or its principal subsidiary, The Dayton Power and Light Company, an Ohio corporation (“DP&L”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13(d) and 14d)(2) of the Exchange Act; hereafter, a “Person”) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L becomes the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership is not approved by the Board of Directors of DPL prior to the acquisition or (B) 50% or more of such combined voting power in all other cases; (ii) upon the consummation of an agreement entered into by DPL or DP&L to merge or consolidate itself, or an agreement to consummate a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code §1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) upon the consummation of an agreement entered into by DPL or DP&L to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiar(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or (iv) if those persons serving as directors of DPL or DP&L on February 1, 2000 (the ‘Original Directors’) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

          3.          Management Fee.  In consideration of the Services provided by Valley under this Agreement, as of the Effective Date the Company (or any Transferee, as provided in Section 9 hereof) shall pay to Valley the Management Fee, which fee shall be payable annually until all of the Portfolio Funds have been dissolved and their assets distributed to their partners (or other owners), by wire transfer within 90 days after the end of each calendar year.  The Management Fee shall equal five percent (5%) of the Net Realized Profit (as defined below) for such calendar year of the Portfolio.  Net Realized Profit equals the excess of (i) the sum of the Fund Proceeds (as defined below), over (ii) the sum of (A) any write-off of invested capital by the Portfolio Funds  during such calendar year as reported by each respective Portfolio Fund’s general partner (“Losses”), (B) net fees and expenses of the Portfolio Funds for such calendar year as reported by each respective Portfolio Fund’s general partner (“Fees”), in the case of both (A) and (B) to the extent allocated to the capital account(s) of the Company (or any Transferee) for such calendar year relating to its interest(s) in such Portfolio Funds, and (C) Losses and Fees from prior calendar years allocated to the capital account(s) of the Company (or any Transferee) relating to its interest(s) in such Portfolio Funds not applied to reduce the Management Fee for any such prior year.

          Fund Proceeds for each calendar year shall equal the sum of all income and gain allocated by each Portfolio Fund to the capital account of the Company on the internal books and records of such Portfolio Fund, whether or not distributed by the Portfolio Fund to the Company (or any Transferee), from whatever source derived including, without limitation, and whether or not taxable, all dividend income, interest income, gain from the sale, assignment, transfer, conversion, exchange, repayment, settlement or satisfaction of any debt or equity interest of a Portfolio Fund in an individual company, and determined before reduction by any Losses and Fees of the Portfolio Fund.  The value of any “in-kind” payments to, or dividends or other receipts of a Portfolio Fund, shall be the value assigned thereto by the general partner of such Portfolio Fund as of the date of receipt.  Attached as Exhibit A to this Agreement is an illustration of the Management Fee calculation, and this Section 3 shall be construed by reference to Exhibit A.

          In the event any portion of the Portfolio is transferred, both the transferor and the transferee shall be responsible to Valley for payment of the Management Fee attributable to any such portion so transferred for the calendar year of transfer.  Without relief of such liability, the transferor and the transferee may prorate the Management Fee attributable to any portion of the Portfolio so transferred, for the calendar year of transfer, between themselves, as they deem appropriate.

          For the avoidance of doubt, the Management Fee shall be payable to Valley irrespective of whether the Company or transferee, as applicable, avails itself of the Services.

          4.          Access to Software.  The Company acknowledges that certain accounting and administrative software (the “Software”), together with the related hardware for a multi-station computer network (collectively with the Software the “Computer System”) is currently being used to compile and monitor the performance of the Portfolio and each Portfolio Fund by the Company or one or more of its affiliates.  The Company agrees to assign, transfer, and convey to Valley on or prior to the Effective Date, or to cause such assignment, transfer, and conveyance, without any additional consideration, the Computer System in order to enable Valley to continue such compilation and monitoring of the Portfolio and the Portfolio Funds.

          5.          Personnel.  Valley in its sole discretion shall determine which of its employees or contractors shall perform the Services and may retain, appoint and hire consultants, contractors or employees to perform any of such Services as Valley in its sole discretion may determine.

          6.          Administration.  It is understood and agreed that Valley is an independent contractor. Neither Valley nor any of its employees shall represent, negotiate or otherwise act on behalf of the Company with respect to any matter unless specifically authorized by the Company to do so.  The Company shall not be obligated to make any payments for the Services to or for the benefit of Valley other than as set forth in this Agreement.  Valley shall be solely responsible for and shall pay (and shall indemnify the Company against any liability with respect to any failure by Valley to pay) all employment taxes, income taxes and any and all other taxes or sums due to federal, state or local governments as a result of Valley’s performance under this Agreement.

          7.          Notices.  Any notices, requests, instructions, demands or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently communicated if delivered in person or if sent by U.S. Mail, postage prepaid, and properly addressed as follows:

To Valley:	Valley Partners, Inc.
P.O. Box 2239
Ponte Vedra Beach, Florida 32004
Attn: Peter H. Forster

To The Company:	MVE, Inc.
MacGregor Park
P.O. Box 1247
1065 Woodman Drive
Dayton, Ohio 45432
Attn: Stephen F. Koziar, Jr., Esq.

          8.          Parties in Interest; Assignment.  This Agreement and all of the provisions hereof shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns.  The parties acknowledge that from time to time the Company may sell, transfer, assign or dispose of all or any portion of the Portfolio, as may a person or entity to whom the Company has made such a transfer.  In such event, the Company, or any transferee who is making a further transfer, shall cause its transferee (hereinafter, such transferee is referred to as a “Transferee”) to assume the responsibilities and liabilities of the Company or such other transferor under this Agreement with respect to the transferred Portfolio and, as a condition to such transfer, the Company or such other transferor agrees to cause the Transferee to enter into an agreement acknowledging its obligations to Valley hereunder prior to any such sale, transfer, assignment or disposition becoming effective.  If a Transferee wishes to dispose of any portion of the Portfolio purchased, the prior written consent of Valley approving the new transferee and its adoption of this Agreement with respect to that portion of the Portfolio transferred will be required, which approval will not be unreasonably withheld.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Valley without the prior written consent of the Company, which consent shall not be unreasonably withheld.

          9.          Inspection Right; Right to Receive Information.  Valley shall have the right, at any time and from time to time, during normal business hours and within three (3) business days after written request of same has been made, to inspect, audit, and copy the books and records of the Company and any Transferee with respect to the portion of the Portfolio, including each Portfolio Fund, held by the Company or Transferee which results in an obligation to pay a Management Fee which are reasonably necessary or appropriate to insure that full and accurate payments of the Management Fee are being made, and to contact the general partners of the each Portfolio Fund on behalf of the Company or Transferee, as applicable, to obtain any appropriate and confirming information directly.  In addition, the Company agrees, at Valley’s request, to designate Valley as a direct recipient from each Portfolio Fund of all information relating to such Portfolio Fund disseminated to its investors, and the Company agrees to use its best efforts to cause the general partners of each Portfolio Fund to forward such information directly to Valley as and when forwarded to the Company.  The Company or Transferee, as applicable, shall reimburse Valley in full for all legal, accounting, and consulting fees and other expenses incurred by Valley in connection with enforcing its rights to its Management Fee, whether as to amount, collection, or otherwise, unless, in case of a legal action, a nonappealable order of a court of competent jurisdiction determines that such action was not brought in good faith by Valley.

          10.         Entire Agreement; Amendment(s).  This Agreement constitutes the entire agreement of the parties with respect to the subject matter described herein.  This Agreement may be modified or amended only by a writing executed by the Company and Valley.

          11.         Severability.  If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

          12.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio (without regard to its conflicts of laws provisions).

          13.         Waiver of Breach.  The waiver by any party of any provision of this Agreement or a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision or any subsequent breach.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VALLEY PARTNERS, INC.

By:	/s/ CAROLINE E. MUHLENKAMP

Title:	/s/ President

MVE, INC.

By:	/s/ STEPHEN F. KOZIAR

Title:	/s/ Secretary/Treasurer